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Financial Statements and Supplemental Schedule

Kohl's Department Stores, Inc. Savings Plan
February 3, 2001 and January 29, 2000
with Report of Independent Auditors
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                        Kohl's Department Stores, Inc.
                                 Savings Plan

                             Financial Statements
                           and Supplemental Schedule

                     February 3, 2001 and January 29, 2000

                                   Contents

Report of Independent Auditors..................................... 1

Financial Statements

Statements of Assets Available for Benefits........................ 2
Statement of Changes in Assets Available for Benefits.............. 3
Notes to Financial Statements...................................... 4

Supplemental Schedule

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)..... 8

                        Report of Independent Auditors

Plan Administrator
Kohl's Department Stores, Inc. Savings Plan

We have audited the accompanying statements of assets available for benefits of Kohl's Department Stores, Inc. Savings Plan as of February 3, 2001 and January 29, 2000, and the related statement of changes in assets available for benefits for the year ended February 3, 2001. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the assets available for benefits of the Plan at February 3, 2001 and January 29, 2000, and the changes in its assets available for benefits for the year ended February 3, 2001, in conformity with accounting principles generally accepted in the United States.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of February 3, 2001, is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in material respects in relation to the basic financial statements taken as a whole.

June 29, 2001

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                        Kohl's Department Stores, Inc.
                                 Savings Plan

                  Statements of Assets Available for Benefits

                                                February 3,    January 29,
                                                   2001           2000
                                              -------------------------------

Cash                                           $    123,526    $      5,247
Investments, at fair value                      205,598,899     157,186,702

Receivables:
 Company contribution                             5,263,972       4,285,865
 Participants' contribution                         349,855         572,141
                                              -------------------------------
Total receivables                                 5,613,827       4,858,006
                                              -------------------------------
Assets available for benefits                  $211,336,252    $162,049,955
                                              ===============================

                        Kohl's Department Stores, Inc.
                                 Savings Plan

             Statement of Changes in Assets Available for Benefits

                          Year ended February 3, 2001

Additions:
 Net realized and unrealized appreciation in fair value of
  investments                                                    $ 19,427,452
 Interest and dividend income                                      12,098,475
                                                                 ------------
 Net investment income                                             31,525,927

 Contributions:
  Company                                                           8,837,813
  Participants                                                     16,985,394
  Rollovers                                                         4,615,557
                                                                 ------------
 Total contributions                                               30,438,764
                                                                 ------------
Total additions                                                    61,964,691

Deductions -
 Benefit and withdrawal payments                                   12,678,394
                                                                 ------------

Increase in net assets available for benefits                      49,286,297

Assets available for benefits at beginning of year                162,049,955
                                                                 ------------
Assets available for benefits at end of year                     $211,336,252
                                                                 ============

                        Kohl's Department Stores, Inc.
                                 Savings Plan

                         Notes to Financial Statements

                               February 3, 2001

1. Description of Plan

The Kohl's Department Stores, Inc. Savings Plan (the Plan) is a defined-contribution plan covering all employees of Kohl's Department Stores, Inc. (the Company) with greater than 750 hours of service in any calendar year. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). Participants should refer to the "Savings Plan Handbook" for a description of the Plan.

2. Summary of Significant Accounting Policies

Valuation of Investments

The Putnam Money Market Fund and the Putnam S&P 500 Index Fund is valued at fair value based on the redemption prices established by Putnam Investments. Investments in Kohl's Corporation common stock and all other mutual funds are valued at fair value as established by quoted market prices.

Investment Options

The Plan is intended to satisfy the requirements under Section 404(c) of ERISA and, therefore, provides that participants may choose to direct their contributions and/or all or part of their account balances among any of the Plan's eight investment alternatives quarterly.

Contributions

Contributions from the Company are accrued for in accordance with the terms of the Plan. Participant contributions are recorded in the period the Company makes corresponding payroll deductions.

Expenses

Expenses related to the administration of the Plan are paid by the Company.

                        Kohl's Department Stores, Inc.
                                 Savings Plan

                   Notes to Financial Statements (continued)


2. Summary of Significant Accounting Policies (continued)

Plan Year

The Plan's fiscal year ends on the Saturday closest to January 31.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ from those estimates.

3. Contributions and Benefit and Withdrawal Payments

Eligible participants may make voluntary tax-deferred contributions up to a total of 15% of their base compensation (as defined), subject to certain statutory limits. Participant contributions made with tax-deferred dollars under
Section 401(k) of the Internal Revenue Code (IRC) are excluded from the participant's current wages for federal income tax purposes. No federal income tax is paid on the tax-deferred contributions and growth thereon until the participant withdraws them from the Plan. The participant's contribution rate may be adjusted at the discretion of the Plan Administrator if a reduced rate is necessary to maintain Section 401(k) benefits. The Company's matching contribution is equal to 33/1//3% of each participant's contribution, up to a maximum of 2% of the participant's base compensation. The Plan also provides for additional Company contributions based on the discretion of the Company's Board of Directors.

All voluntary contributions made by a participant are fully vested. The Company's matching and discretionary contribution is 100% vested after five years of credited service.

Upon termination, the nonvested portion of any participant account is forfeited. Forfeitures are applied to reduce future Company contributions.

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3. Contributions and Benefit and Withdrawal Payments (continued)

Retired participants' and total and permanently disabled participants' vested benefits are distributed, at the discretion of the participant, in a lump-sum payment or in periodic equal installments over a period not exceeding the lesser of ten years or the life expectancy of the participant. Terminated participants' and deceased participants' vested benefits are distributed in a lump-sum payment.

Participants may withdraw, at any time, upon substantial financial hardship (as defined), any portion of the balance in their account which is attributable to their voluntary tax-deferred contributions and earnings. Participants are prohibited from making contributions to the Plan for 12 months following receipt of a hardship withdrawal.

4. Investments

During the year ended February 3, 2001, the Plan's investments (including investments purchased, sold, as well as held during the year) appreciated (depreciated) in fair value as determined by quoted market prices as follows:

                                                       Net Realized and
                                                   Unrealized Appreciation/
                                                    (Depreciation) in Fair
                                                     Value of Investments
                                               -------------------------------

Kohl's Corporation Common Stock                         $ 39,841,216
Common Trust Fund                                            (76,849)
Mutual Funds                                             (20,336,915)
                                               -------------------------------
                                                        $ 19,427,452
                                               ===============================

Investments that represent 5 percent or more of the Plan's net assets are as follows:

                                                     February 3,   January 29,
                                                        2001          2000

Kohl's Corporation Common Stock*                    $78,935,114    $38,125,841
Putnam Voyager Fund*                                 63,329,613     67,980,344
BGI Masterworks Balanced Portfolio                   31,007,569     27,657,380
Putnam Money Market Fund*                            19,424,771     16,568,125

*Indicates party in interest to the Plan.

                        Kohl's Department Stores, Inc.
                                 Savings Plan

                  Notes to Financial Statements (continued)


5. Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.

6. Income Tax Status

The Plan has received a determination letter from the Internal Revenue Service dated March 12, 1998, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the Code) and, therefore, the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan Administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan is qualified and the related trust is tax exempt.

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                        Kohl's Department Stores, Inc.
                                 Savings PLan
                   Employer Identification Number 13-3357362
                                Plan number 002

         Schedule H, Line 4i-Schedule of Assets (Held at End of Year)

                               February 3, 2001


   Identity of Issue, Borrower,                                   Current
     Lessor or Similar Party           Number of Shares/Units      Value
----------------------------------------------------------------------------

Mutual Funds:
 BGI Masterworks Balanced Portfolio         2,763,598          $ 31,007,569
 PIMCO Total Return Fund                      113,492             1,190,534
 Putnam Investors Fund*                       234,789             3,557,050
 Putnam Voyager Fund*                       2,699,472            63,329,613
 Putnam International Growth Fund*            200,048             4,851,171
 Putnam Money Market Fund*                 19,424,770            19,424,771
Common Trust Fund-
 Putnam S&P 500 Index Fund*                   100,673             3,303,077
Kohl's Corporation Common Stock*            1,111,762            78,935,114
                                                              --------------
                                                               $205,598,899
                                                              ==============


*Indicates party in interest to the Plan.

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                             Supplemental Schedule